RULE 424(b)(2)
                                                  REGISTRATION NO. 33-56207


PRICING SUPPLEMENT NO. 65               TO PROSPECTUS DATED NOVEMBER 3, 1994
                                        (As supplemented November 17, 1994)


                           IBM CREDIT CORPORATION

                             MEDIUM-TERM NOTES

                             (Fixed Rate Note)

             (Due from 9 months to 30 years from date of issue)


Designation:  Fixed Rate                          Original Issue Date:
  Medium-Term Notes Due                             January 30, 1996
  January 30, 2001

Principal Amount:  $25,000,000                    Maturity Date:
                                                    January 30, 2001


Issue Price (as a percentage of                  Regular Record Dates:
  Principal Amount):  100%                         Fifteenth calendar day
                                                   whether or not a Business
                                                   Day prior to the
                                                   corresponding Interest
                                                   Payment Date


Interest Rate:  5.875%                           Interest Payment Dates:
                                                   Each January 30 and
                                                   July 30 commencing
                                                   July 30, 1996 and ending
                                                   on the Maturity Date


Commission or discount (as a                     Denominations:  $5,000 and
 percentage of Principal                           integral multiples of
 Amount):  0.0%                                    $1,000 in excess thereof


Redemption Provisions:                           CUSIP:  44922L Y59
  The Notes are redeemable at the
  option of the Company on any
  Interest Payment Date,
  occurring on or after
  January 30, 1997


                                                     Form:  [X] Book-Entry
                                                     [ ] Certificated

     This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.


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                                  INTEREST

     Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

     If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.

                                 REDEMPTION

     The Notes are redeemable by the Company on any Interest Payment Date occurring on or after the January 30, 1997 Interest Payment Date, in whole but not in part, on at least 30 days prior notice at a redemption price of 100% of the principal amount thereof plus accrued interest thereon to the date of redemption.

                            PLAN OF DISTRIBUTION

     The Notes will be sold to Smith Barney Inc. for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.

Dated:  January 17, 1996